Exhibit 11.1

                CAPITAL FACTORS HOLDING, INC. AND SUBSIDIARIES
                       CALCULATION OF EARNINGS PER SHARE



Primary                                       1996         1995        1994
-------                                    -----------  ----------  ----------
Weighted average number of
  common shares outstanding                 11,044,809  10,000,000  10,000,000
Common equivalent shares
  outstanding - options                              0           0           0
                                           -----------  ----------  ----------
Total common and common equivalent
  shares outstanding                        11,044,809  10,000,000  10,000,000
                                           ===========  ==========  ==========

Net income                                  11,115,224   8,693,097   6,092,096
                                           -----------  ----------  ----------
Primary earnings per share                 $      1.01  $     0.87  $     0.61
                                           ===========  ==========  ==========

Fully diluted
-------------
Weighted average number of
  common shares outstanding                 11,044,809  10,000,000  10,000,000
Common equivalent shares
  outstanding - options                        183,200           0           0
                                           -----------  ----------  ----------
Total common and common equivalent
  shares outstanding                        11,228,009  10,000,000  10,000,000
                                           ===========  ==========  ==========

Net income                                  11,115,224   8,693,097   6,092,096
                                           -----------  ----------  ----------
Fully diluted earnings per share           $      0.99  $     0.87  $     0.61
                                           ===========  ==========  ==========